                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                LOUISIANA-PACIFIC CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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

                                                      Proxy Statement and
   [LOGO]                                             Notice to Stockholders of
                                                      ANNUAL MEETING
                                                      MAY 4, 1998

                                                                  March 23, 1998

Dear Stockholder:

    On behalf of the Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders of Louisiana-Pacific Corporation. The meeting will be held on Monday, May 4, 1998, at 9:30 a.m. at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon. Your Board of Directors and I look forward to greeting personally those stockholders able to be present.

    At this year's meeting, in addition to the election of four directors, you will be asked to vote upon approval of an employee stock purchase plan. Your Board of Directors unanimously recommends a vote FOR this proposal. Action will also be taken on any other matters that are properly presented at the meeting, including a stockholder proposal which the Board of Directors opposes for the reasons stated in the proxy statement.

    Regardless of the number of shares you own, it is important that they be represented and voted at the meeting whether or not you plan to attend. Accordingly, you are requested to sign, date, and mail the enclosed proxy at your earliest convenience.

    The accompanying proxy statement contains important information about the annual meeting and your corporation. On behalf of the Board of Directors, thank you for your continued interest and support.

Sincerely,

                    [SIG]

Mark A. Suwyn
CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    On written request, Louisiana-Pacific will provide, without charge, a copy of the Corporation's Form 10-K Report for 1997 filed with the Securities and Exchange Commission (including the financial statements and the schedules thereto and a list briefly describing the exhibits thereto) to any record holder or beneficial owner of the Corporation's common stock on March 12, 1998, the record date for the 1998 Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. The reports will be available for mailing in April 1998. Requests should be sent to: Director of Corporate Affairs, Louisiana-Pacific Corporation, 111 S.W. Fifth Avenue, Portland, Oregon 97204.

                               TABLE OF CONTENTS

                                                                                                                Page
                                                                                                             -----------
Voting Procedure...........................................................................................           4

Item 1 -- Election of Directors............................................................................           4
  Nominees.................................................................................................           4
  Continuing Directors.....................................................................................           5
  Retiring Director........................................................................................           6
  Board and Committee Meetings.............................................................................           6
  Executive Committee......................................................................................           6
  Audit Committee..........................................................................................           7
  Compensation Committee -- Interlocks and Insider Participation...........................................           7
  Environmental Affairs Committee..........................................................................           7
  Nominating Committee; Nominations for Director...........................................................           7

Item 2 -- Approval of 1998 Employee Stock Purchase Plan....................................................           8
  Background...............................................................................................           8
  Terms of the Purchase Plan...............................................................................           8
  U.S. Federal Income Tax Aspects..........................................................................           9
  Stockholder Approval.....................................................................................           9

Item 3 -- Stockholder Proposal.............................................................................          10
  Supporting Statement Submitted by Stockholder............................................................          10
  Recommendation of Board of Directors on Stockholder Proposal.............................................          10

Other Business.............................................................................................          11

Holders of Common Stock....................................................................................          11
  Five Percent Beneficial Owner............................................................................          11
  Directors and Executive Officers.........................................................................          11

Executive Compensation.....................................................................................          13
  Compensation Committee Report............................................................................          13
  Performance Graph........................................................................................          16
  Compensation of Executive Officers.......................................................................          17
  Retirement Benefits......................................................................................          19
  Management Transactions..................................................................................          21
  Directors' Compensation..................................................................................          21
  Agreements with Executive Officers.......................................................................          22

Stockholder Proposals......................................................................................          23

Section 16(a) Beneficial Ownership Reporting Compliance....................................................          23

Relationship with Independent Public Accountants...........................................................          24

General....................................................................................................          24

Appendix A, 1998 Employee Stock Purchase Plan..............................................................         A-1

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                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 4, 1998

    The Annual Meeting of Stockholders of Louisiana-Pacific Corporation ("L-P") will be held at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon, on Monday, May 4, 1998, at 9:30 a.m., local time, to consider and vote upon the following matters:

    1.  Election of four Class I directors.

    2.  Approval of the 1998 Employee Stock Purchase Plan.

    3. A stockholder's proposal, NOT recommended by management, relating to compensation of non-employee directors.

    Only stockholders of record at the close of business on March 12, 1998, are entitled to notice of and to vote at the meeting.

    In accordance with the General Corporation Law of the State of Delaware, a complete list of the holders of record of L-P Common Stock entitled to vote at the meeting will be open to examination, during ordinary business hours at L-P's headquarters located at 111 S.W. Fifth Avenue, Portland, Oregon, for the 10 days preceding the meeting, by any L-P stockholder for any purpose germane to the meeting.

    Admission to the meeting will be by ticket only. If you are a stockholder of record and plan to attend, please check the "Annual Meeting" box on the proxy card. The Admission Ticket attached to the proxy card will admit you to the meeting. If you are a stockholder whose shares are held through an intermediary such as a bank or broker and you plan to attend, you may request an Admission Ticket by writing to 111 S.W. Fifth Avenue, Portland, Oregon 97204. Evidence of your ownership, such as a bank or brokerage firm account statement, must accompany your request.

                                          ANTON C. KIRCHHOF, SECRETARY

Portland, Oregon
March 23, 1998

    Whether or not you expect to attend the meeting, please sign and date the enclosed proxy and return it promptly in order that your stock may be voted in accordance with the terms of the Proxy Statement. If you attend the meeting, you may withdraw your proxy and vote in person.

                                PROXY STATEMENT

    Louisiana-Pacific Corporation, a Delaware corporation ("L-P"), is soliciting proxies on behalf of its Board of Directors to be voted at the 1998 Annual Meeting of Stockholders (including any adjournment of the meeting). This proxy statement and the accompanying proxy card are first being sent to stockholders on approximately March 23, 1998.

                                Voting Procedure

    A proxy card is enclosed for your use. To vote by proxy, please sign, date, and return the proxy card promptly. For your convenience, a return envelope is enclosed, which requires no postage if mailed in the United States.

    You may indicate your voting instructions on the proxy card in the spaces provided. Properly completed proxies will be voted as instructed. If you return a proxy without indicating voting instructions, your shares will be voted in accordance with the recommendations of the Board of Directors -- FOR items 1 and 2 listed in the Notice of Annual Meeting of Stockholders and AGAINST the stockholder proposal listed as item 3 in the Notice of Annual Meeting.

    If you return a proxy card, you may revoke it (i) by filing either a written notice of revocation or a properly signed proxy bearing a later date with the Secretary of L-P at any time before the meeting, or (ii) by voting in person at the annual meeting.

    If you participate in the Automatic Dividend Reinvestment Plan offered by First Chicago Trust Company of New York, all the shares held for your account in the plan will be voted in the same manner as shares you vote by proxy. If you do not vote by proxy, the shares held for your account under the plan will not be voted.

    Only stockholders of record at the close of business on March 12, 1998, are entitled to receive notice of the annual meeting and to vote at the meeting. At the record date, there were 109,780,858 shares of common stock, $1 par value ("Common Stock") outstanding. Each share of Common Stock is entitled to one vote on each matter to be acted upon. A majority of the outstanding shares of Common Stock represented at the meeting will constitute a quorum. Additional information concerning holders of outstanding Common Stock may be found under the heading "Holders of Common Stock" below.

    The Board of Directors has adopted a confidential voting policy which provides that the voting instructions of stockholders are not to be disclosed to L-P except (i) in the case of communications intended for management, (ii) in the event of certain contested matters, or (iii) as required by law. Votes will be tabulated by independent tabulators and summaries of the tabulation will be provided to management.

                        Item 1 -- Election of Directors

NOMINEES

    Two of the nominees for the Class I director positions to be voted on at the meeting are now members of the Board of Directors. Two additional nominees, John
W. Barter and Patrick F. McCartan, have been proposed to fill two Class I vacancies, one occasioned by Gen. Yeager's retirement from the Board and the other resulting from an increase in the number of Board positions. The term of office for the positions to be voted on will expire at the Annual Meeting of Stockholders in 2001. The nominees are:

John W. Barter                                    Nominee for Term Expiring 2001

    John W. Barter, age 51, has been Executive Vice President of AlliedSignal, Inc., and President of AlliedSignal Automotive since October 1994. Mr. Barter has held various management positions with AlliedSignal, Inc., and its subsidiaries for more than 20 years.

William C. Brooks                                 Nominee for Term Expiring 2001

    William C. Brooks, age 64, became a director of L-P in 1996. He is Vice Chairman of Luftig & Warren International, a business performance technology consulting firm. Mr. Brooks served as Vice President, Corporate Affairs of General Motors Corporation for more than five years until his retirement in 1997. Mr. Brooks was Assistant Secretary of Labor for the Employment Standards Administration from July 1989 to December 1990. He is also a director of DTE Energy Company and Detroit Edison Co.

Patrick F. McCartan                               Nominee for Term Expiring 2001

    Patrick F. McCartan, age 63, has been managing partner of the international law firm of Jones, Day, Reavis & Pogue for more than five years. He is a Fellow of the American College of Trial Lawyers and the International Academy of Trial Lawyers.

Lee C. Simpson                                    Nominee for Term Expiring 2001

    Lee C. Simpson, age 63, became President and Chief Operating Officer of L-P on an interim basis (a position he held until March 1996) and was elected to fill a vacancy on the Board of Directors in July 1995. He was previously an executive officer of L-P from 1972 until his retirement in 1991, and he served as a director of L-P from 1972 until 1993.

    Your shares represented by a properly completed and returned proxy card will be voted FOR the election of the four nominees unless authority to vote is withheld. If any of the nominees becomes unavailable to serve (which is not anticipated), your proxy will be voted for a substitute nominee designated by the Board of Directors.

    The four nominees receiving the highest total number of votes will be elected. Shares not voted for the election of directors, whether because authority to vote is withheld, because the record holder fails to return a proxy, because the broker holding the shares does not vote on such issue or otherwise, will not count in determining the total number of votes for each nominee.

CONTINUING DIRECTORS

    The current members of the Board of Directors, whose terms of office will continue beyond the 1998 Annual Meeting of Stockholders, are:

Pierre S. du Pont                                      Current Term Expires 1999

    Pierre S. du Pont, age 63, has been a director of L-P since August 1991. He is a partner in the Wilmington, Delaware, law firm of Richards, Layton & Finger. He is a former governor of Delaware and a former member of the United States House of Representatives. Gov. du Pont is also a director of Northwestern Mutual Life Insurance Co. and Whitman Corporation.

William E. Flaherty                                    Current Term Expires 1999

    William E. Flaherty, age 65, was nominated by the Board of Directors in March 1996 to fill a vacancy on the Board. Mr. Flaherty is Chairman of the Board and a director of Horsehead Resource Development Co., Inc., Horsehead Industries, Inc., Great Lakes Labor Corporation, and Zina Corporation of America.

Donald R. Kayser                                       Current Term Expires 1999

    Donald R. Kayser, age 67, a private investor, served as interim Chairman and Chief Executive Officer of L-P from July 28, 1995, to January 1, 1996, and then served as a consultant to L-P through April 1996. Mr. Kayser retired from his former position as Executive Vice President and Chief Financial Officer of Morrison Knudsen Corporation in 1990. He was Senior Vice President and Chief Financial Officer of

AlliedSignal, Inc., until July 1988. Mr. Kayser was an executive officer of L-P until 1982 and has been a director of L-P since 1972. Mr. Kayser is also a director of Guy F. Atkinson Company of California.

Archie W. Dunham                                       Current Term Expires 2000

    Archie W. Dunham, age 59, became a director of L-P in 1996. He is Chief Executive Officer and President of Conoco, Inc., and an Executive Vice President and a director of its parent, E. I. du Pont de Nemours and Company. He has served in various senior executive positions with Conoco, Inc., and its parent for more than five years.

Bonnie G. Hill                                         Current Term Expires 2000

    Bonnie G. Hill, age 56, has been a director of L-P since 1993. Ms. Hill is President and Chief Executive Officer of the Times Mirror Foundation and Vice President of Times Mirror Company. Previously, Ms. Hill was Dean of the McIntire School of Commerce at the University of Virginia from July 1992 to January 1997. From February 1991 to July 1992, she was Secretary of the California State and Consumer Services Agency. Formerly, she served as Assistant Secretary for Vocational and Adult Education in the United States Department of Education. Ms. Hill is also a director of AK Steel Corporation, Crestar Financial Services, Hershey Foods Corporation, and Niagara Mohawk Power Corporation.

Mark A. Suwyn                                          Current Term Expires 2000

    Mark A. Suwyn, age 55, became Chairman and Chief Executive Officer of L-P and was elected to fill a vacancy on its Board of Directors effective January 2, 1996. Mr. Suwyn was Executive Vice President of International Paper Company from 1992 through 1995. Previously, he was Senior Vice President of E. I. du Pont de Nemours and Company.

RETIRING DIRECTOR

    The following director will retire at the 1998 annual meeting:

Charles E. Yeager                                        Retiring Effective 1998

    Charles E. Yeager, age 75, is a retired Brigadier General, United States Air Force. Gen. Yeager has been a director of L-P since 1984.

BOARD AND COMMITTEE MEETINGS

    During 1997, the Board of Directors held four regular quarterly meetings and one special telephone conference meeting. Each director attended at least 75 percent of the total number of the meetings of the Board and the meetings held by all committees of the Board on which he or she served during 1997 except Gen. Yeager, who attended two-thirds of such meetings.

EXECUTIVE COMMITTEE

    The Board of Directors has an Executive Committee of which Mr. Suwyn is Chair, Ms. Hill and Gov. du Pont are members, and Mr. Dunham is designated as an alternate member who may replace any absent or disqualified member at any meeting of the Executive Committee. The Executive Committee held five meetings in 1997, three of which were telephone conference meetings. The Executive Committee may exercise all the powers and authority of the Board in the management of L-P's business and affairs, except that the Executive Committee may not (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval or (ii) adopt, amend or repeal L-P's bylaws.

AUDIT COMMITTEE

    The Board of Directors has an Audit Committee currently consisting of Ms. Hill, Chair, Mr. Brooks, Mr. Flaherty, Mr. Simpson, and Gen. Yeager. During 1997, the Audit Committee held three meetings, one of which was a telephone conference meeting. The Audit Committee reviews and reports to the Board with respect to various auditing and accounting matters, including the selection of independent public accountants for L-P, the scope of audit procedures, the services to be performed by and the fees to be paid to L-P's independent public accountants, the performance of such accountants and of L-P's internal auditors, and the accounting practices of L-P.

COMPENSATION COMMITTEE -- INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors has a Compensation Committee currently consisting of the following directors: Mr. Flaherty, Chair, Mr. Brooks, Mr. Dunham, Ms. Hill, and Gen. Yeager.

    The Compensation Committee held four meetings during 1997, one of which was a telephone conference meeting. The Compensation Committee's functions are (i) to administer L-P's 1997 Incentive Stock Award Plan, (ii) to administer L-P's Annual Cash Incentive Award Plan with respect to the participation therein of the chief executive officer and other executive officers of L-P whose compensation may be subject to the limits on deductibility under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as otherwise provided in such plan, (iii) to administer each other compensation plan the administration of which is delegated to the Compensation Committee by the terms of such plan or by action of the Board of Directors, including, without limitation, the participation in each of L-P's compensation plans by the chief executive officer and other executive officers of L-P, and (iv) to exercise all authority of the Board of Directors with respect to the compensation of the chief executive officer and other executive officers of L-P, including, without limitation, the determination of salaries and bonuses.

    During 1997, L-P paid $207,000 to the law firm of Richards, Layton & Finger (in which Gov. du Pont is a partner) for legal services, including an advance of legal expenses incurred by the individual directors of L-P who were named as defendants in derivative lawsuits filed by stockholders of L-P (including Gov. du Pont, Ms. Hill, Mr. Kayser, and Gen. Yeager). Settlement of the lawsuits without any admission of liability by any defendant received final court approval in February 1997.

    Beginning in October 1997, L-P has provided building materials to Gen. Yeager with a fair market value of approximately $122,000 in connection with the construction of two residences in exchange for Gen. Yeager's agreement to appear in advertising to be developed by L-P during 1998.

    Information concerning executive compensation is set forth below under the caption "Executive Compensation."

ENVIRONMENTAL AFFAIRS COMMITTEE

    The Board of Directors has an Environmental Affairs Committee, consisting of Gov. du Pont, Chair, Mr. Dunham, Mr. Kayser, and Mr. Suwyn. The Environmental Affairs Committee, which met twice during 1997, is responsible for reviewing the effectiveness of L-P's environmental compliance program.

NOMINATING COMMITTEE; NOMINATIONS FOR DIRECTOR

    The Board of Directors has a Nominating Committee consisting of Mr. Kayser, Chair, Gov. du Pont, and Mr. Suwyn. The Nominating Committee met twice during 1997. The Nominating Committee is authorized to establish procedures for selecting and evaluating potential nominees for director and to recommend to the Board of Directors criteria for membership on the Board, policies on the size and composition of the Board, candidates for director, and the composition of Board committees. It will consider stockholders' recommendations concerning nominees for director. Any such recommendation, including the name and qualifications of a nominee, may be submitted to L-P to the attention of the Chair of the Nominating Committee.

    L-P's bylaws provide that nominations for election to the Board of Directors may be made by the Board or by any stockholder entitled to vote for the election of directors. Notice of a stockholder's intent to make such a nomination must be given in writing, by personal delivery or certified mail, postage prepaid, to the Chairman of the corporation and must include the name and address of the stockholder and each proposed nominee, a representation that the stockholder is a record holder of Common Stock and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, a description of any arrangements or understandings pursuant to which the nominations are to be made, the consent of each proposed nominee to serve as a director if elected, and such other information regarding each nominee as would be required to be included in L-P's proxy statement had the person been nominated by the Board of Directors. With respect to an election to be held at an annual meeting of stockholders, such notice must be given at least 60 days in advance of the meeting or, if the meeting is held on a date other than the first Friday in May, within 10 days after the first public disclosure of the meeting date.

            Item 2 -- Approval of 1998 Employee Stock Purchase Plan

BACKGROUND

    In March 1998, the Board of Directors adopted, subject to stockholder approval, the Louisiana-Pacific Corporation 1998 Employee Stock Purchase Plan (the "Purchase Plan"), covering a maximum of 1,500,000 shares of Common Stock. The Purchase Plan allows all employees of L-P and certain of its subsidiaries the opportunity to subscribe for shares of Common Stock on an installment basis through payroll deductions. Approximately 12,000 employees are eligible to participate in the Purchase Plan. L-P has offered similar plans to its employees for many years.

    The Purchase Plan provides for two separate offering and purchase periods. It is anticipated that 750,000 shares will be offered for subscription during each offering period. The first offering period will commence on October 1, 1998, and end on October 31, 1998. The first purchase period (the period during which payroll deductions are made to pay for the shares subscribed for during the first offering period) will end October 31, 2000. The second offering period will commence on October 1, 1999, and end on October 31, 1999. The second purchase period will end October 31, 2001.

TERMS OF THE PURCHASE PLAN

    The subscription price per share for each purchase period is the lesser of
(i) 85 percent of the mean between the high and low sale prices for shares of Common Stock reported on the New York Stock Exchange -- Composite Transactions on the day before the offering period commences and (ii) the mean between the high and low sale prices so reported on the date the purchase period ends, or on any earlier date of purchase provided for in the Purchase Plan. The mean between the high and low sale prices for Common Stock reported on the New York Stock Exchange -- Composite Transactions on March 12, 1998, was $23.56 per share.

    The number of shares that may be subscribed in each offering period is limited in relation to the monthly compensation of each employee, up to a maximum equal to the number of shares which can be purchased with $21,240. The number of shares subscribed and the purchase price per share is subject to adjustment in the event of future stock dividends, stock splits or certain other capital adjustments.

    An employee may terminate a subscription at any time before the full purchase price for the subscribed shares has been paid and be refunded the full amount withheld, plus interest, at the rate of 5 percent per annum. An employee may also reduce the number of subscribed shares and (i) receive a refund of the amount withheld which is in excess of the amount which would have been withheld if his subscription had been for the reduced number of shares, plus interest on the refund at the rate of 5 percent per annum or (ii) have the excess applied to reduce the amount of future installments of the purchase price.

    An employee whose employment is terminated for any reason other than retirement, disability, or death (or the personal representative of any employee who dies after such termination) may, at his election, be refunded the full amount withheld, plus interest, at the rate of 5 percent per annum, or receive the whole number of shares which could be purchased at the purchase price with such amount, together with a cash refund of any balance. An employee who retires or is permanently disabled (or the personal representative of any employee who dies while employed, retired, or disabled) at any time before the full purchase price of the subscribed shares has been paid has the rights described above and, in addition, may prepay the entire unpaid balance for the subscribed shares and receive such shares. Any such election must be made within three months following any termination of employment and prior to the end of the respective purchase period.

    A copy of the Purchase Plan is attached as Appendix A and is incorporated herein by reference.

U.S. FEDERAL INCOME TAX ASPECTS

    For purposes of U.S. federal income taxation, an employee who is continuously employed by L-P or a subsidiary during the period beginning on the offering date and ending three months before the date on which the amount of his payments is no longer subject to withdrawal, and who makes no disposition of the shares within one year after the date of transfer of the shares to him or within two years after the offering date, will not receive any taxable income upon his subscription or when he completes payment for or receives delivery of the shares. Under these circumstances, there will be no tax effect to L-P (it will not be entitled to any deduction from income by reason of the employee's subscription or purchase). Any gain which may be recognized by the employee on the ultimate disposition of the shares will be treated as ordinary income in an amount equal to the lesser of (i) the amount of the gain or (ii) the difference between the maximum purchase price and the market price of Common Stock on the day preceding commencement of the offering. Gain in excess of such amount or any loss on disposition will be treated as capital gain or loss.

    An earlier disposition of the shares will result in any excess of the fair market value of the shares at the time of purchase over the purchase price being treated as compensation taxable to the employee at ordinary income tax rates in the year in which the disposition occurs, in which event L-P will be entitled to a corresponding deduction from income.

STOCKHOLDER APPROVAL

    In order to meet federal income tax requirements, the Purchase Plan must be approved by stockholders within 12 months after the date of its adoption by the Board of Directors. Approval of the Purchase Plan will require the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote on such approval at the meeting. Shares of Common Stock which are not voted on the item (whether by abstention, broker non-vote, or otherwise) have the effect of a negative vote.

    The Board of Directors recommends that stockholders vote FOR the Purchase Plan.

                         Item 3 -- Stockholder Proposal

    The following proposal, NOT recommended by management, has been submitted for inclusion in the proxy statement for action at the annual meeting by Lisa Rossi-Wubbolding, Post Office Box 249, Boonville, California 95415, who has indicated that she owns 1,500 shares of Common Stock:

        "The Shareholders of Louisiana-Pacific request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

        "Beginning on the 1999 Louisiana-Pacific fiscal year all members of the Board of the Director's total compensation will be solely in shares of Louisiana-Pacific common stock each year. A significant portion of these shares shall be held and not sold until their term as a director is up. No other compensation of any kind will be paid. Including, the elimination of retirement benefits to directors, excluding existing contracts with directors."

SUPPORTING STATEMENT SUBMITTED BY STOCKHOLDER

        "For many years the Rossi Family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

        "Many corporations have seen the wisdom in paying directors primarily or solely in stock. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes. The directors would receive shares each year and be required to hold a significant portion of these shares. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way directors are paid now, where directors receive the same compensation for good or bad performance."

RECOMMENDATION OF BOARD OF DIRECTORS ON STOCKHOLDER PROPOSAL

    The Board of Directors recommends a vote AGAINST the stockholder proposal in
Item 3 for the reasons discussed below.

    The Board of Directors and management of L-P support the view that non-employee directors should have an economic interest in the Company. Share ownership by L-P's directors is encouraged through grants of stock options under its 1992 Non-Employee Director Stock Option Plan. The option grants, which represent a significant element in L-P's compensation package for non-employee directors, are described in greater detail below under "Executive Compensation -- Directors' Compensation." In addition, six of L-P's current non-employee directors each beneficially owns at least 1,000 shares of L-P's Common Stock.

    The ability to attract and retain individuals of exceptional caliber and experience to serve as directors is essential to L-P's future. L-P's management believes that a mandatory requirement that all director compensation be in the form of stock would be viewed by many potential director candidates as a highly unattractive remuneration package. Also, L-P would no longer have the needed flexibility to adjust to changing trends in director compensation to remain competitive with other companies with which L-P competes for the services of directors. For example, the proposal includes an absolute prohibition on retirement benefits for directors, which L-P does not currently offer, but may find advantageous in the future.

    In addition, the proposal's vague requirement that a "significant portion" of the Common Stock paid to non-employee directors be "held and not sold until their term as a director is up" would be difficult to interpret and apply in practice. It is not clear what a "significant portion" is or whether "term" refers to the three-year term for which a director is elected or extends until the director resigns, retires, or otherwise ceases to be a director. Also, this requirement may impose an undue burden on the financial affairs of individual directors. Among other things, a director may be prohibited from selling a sufficient number of shares to obtain the cash necessary to pay income taxes currently due on the compensation income realized by the director.

    In conclusion, the Board of Directors and management believe that adoption of the above proposal would be a disservice to L-P and would significantly impair its ability to attract and retain qualified candidates to serve as directors.

    For the foregoing reasons the Board of Directors recommends a vote AGAINST the stockholder proposal in Item 3.

    Approval of the stockholder proposal will require the affirmative vote of a majority of the total votes cast on this item at the meeting. Shares that are not represented at the meeting, shares that abstain from voting on this item, and shares not voted on this item by brokers or nominees will not be counted for purposes of computing a majority.

                                 Other Business

    At the time this proxy statement was printed, management knew of no matters other than the items of business listed in the Notice of Annual Meeting of Stockholders which might be presented for stockholder action at the meeting. If any matters other than such listed items properly come before the meeting, the proxies named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.

                            Holders of Common Stock

FIVE PERCENT BENEFICIAL OWNER

    The Capital Group Companies, Inc., and its wholly owned subsidiary, Capital Research and Management Company, a registered investment adviser to various registered investment companies, located at 333 South Hope Street, Los Angeles, California 90071, have filed a Schedule 13G reporting beneficial ownership as of December 31, 1997, of 12,191,000 shares (11.1 percent of outstanding shares) of Common Stock as to which the latter has sole dispositive power. No other person is known to L-P to own 5 percent or more of the outstanding Common Stock.

DIRECTORS AND EXECUTIVE OFFICERS

    The following table summarizes the beneficial ownership of Common Stock of the directors, nominees for director, current executive officers, and certain former executive officers of L-P:

                                                                                  Common Stock
                                                                               Beneficially Owned      Approximate
                                                                                 As of March 12,       Percent of
Name                                                                                 1998(1)              Class
----------------------------------------------------------------------------  ---------------------  ---------------
John W. Barter..............................................................           1,000                   --

William C. Brooks(2)........................................................           9,100                   --

Pierre S. du Pont(2)........................................................          38,000                   --

Archie W. Dunham(2).........................................................          10,000                   --

William R. Flaherty(2)......................................................          68,200                  0.1%

Richard W. Frost(2,3).......................................................          19,266                   --

Stephen R. Grant............................................................               0                   --

                                                                                  Common Stock
                                                                               Beneficially Owned      Approximate
                                                                                 As of March 12,       Percent of
Name                                                                                 1998(1)              Class
----------------------------------------------------------------------------  ---------------------  ---------------
Michael D. Hanna(2,3).......................................................          44,100                   --

Bonnie G. Hill(2)...........................................................          45,300                   --

Donald R. Kayser(2).........................................................          78,797                  0.1%

Karen D. Lundquist(2,3).....................................................          20,266                   --

J. Keith Matheney(2,3)......................................................          32,995                   --

Patrick F. McCartan.........................................................               0                   --

Lee C. Simpson(2)...........................................................          39,243                   --

Mark A. Suwyn(2,3,4)........................................................         253,306                  0.2%

Charles E. Yeager(2)........................................................          28,400                   --

All current directors and executive officers
 as a group (19 persons)(2,3,4).............................................         765,338                  0.7%

------------------------

(1) Shares are shown as beneficially owned if the person named in the table has or shares the power to vote or direct the voting of, or the power to dispose of, or direct the disposition of, such shares. Inclusion of shares in the table does not necessarily mean that the persons named have any economic beneficial interest in shares set forth opposite their respective names.

(2) Includes shares reserved for issuance under immediately exercisable options and options which will become exercisable within 60 days after March 12, 1998, as follows: Mr. Brooks, 9,000 shares; Gov. du Pont, 36,500 shares; Mr. Dunham, 9,000 shares; Mr. Flaherty, 18,000 shares; Mr. Frost, 14,334 shares; Mr. Hanna, 30,334 shares; Ms. Hill, 45,000 shares; Mr. Kayser, 45,000 shares; Ms. Lundquist, 16,834 shares; Mr. Matheney, 18,467 shares; Mr. Simpson, 18,000 shares; Mr. Suwyn, 118,500 shares; and Gen. Yeager, 27,000 shares; and all current directors and executive officers as a group, 476,070 shares.

(3) Includes shares held by the L-P Salaried Employee Stock Ownership Trust (the "ESOT") and beneficially owned by the following officers: Mr. Frost, 1,232 shares; Mr. Hanna, 1,232 shares; Ms. Lundquist, 1,232 shares; Mr. Matheney, 8,701 shares; and Mr. Suwyn, 2,356 shares; and all current executive officers as a group, 21,542 shares.

(4) Includes 90,000 shares of unvested restricted stock which Mr. Suwyn has the power to vote.

                             Executive Compensation

COMPENSATION COMMITTEE REPORT

    To the Stockholders of Louisiana-Pacific Corporation:

Overview

    The goals of L-P's executive compensation program are to recruit and retain qualified and talented executives who will provide effective leadership in meeting the challenges facing the Company and to provide those executives with competitive pay and incentives for performance while aligning their interests with those of L-P's stockholders. During 1996, the Board of Directors, the Compensation Committee, and management undertook a comprehensive review of L-P's executive compensation practices. As part of the process, L-P retained two outside consulting firms to provide information concerning competitive practices and to make recommendations concerning compensation programs. The review process culminated in adoption of a new overall compensation strategy in January 1997.

    The principal objectives of the new compensation strategy are (i) to reinforce L-P's business organization and strategic direction, (ii) to be sufficiently competitive to attract and retain needed management talent, and
(iii) to provide compensation that is performance-based and aligned with stockholder interests yet remains fair, reasonable, and simple. To accomplish these objectives, the Compensation Committee approved a program with four principal elements -- base salary, annual cash incentive opportunities, annual stock option grants, and, for selected senior executives, annual awards of stock contingent on performance. Cash incentive opportunities are awarded under the L-P Annual Cash Incentive Award Plan, which became effective March 1, 1997. Annual stock option grants and awards of performance shares are made under L-P's 1997 Incentive Stock Award Plan which became effective March 1, 1997, and was approved by the stockholders at the 1997 annual meeting.

    In general, base salary is intended to be competitive at the median with other forest products companies. In addition, there will be annual opportunities for cash incentive payments based on corporate performance, business unit performance, and individual performance, which, if performance targets are met, should permit an executive to receive total cash compensation at above median levels for the forest products industry. Annual stock option grants in an amount based on individual performance will recognize individual achievement while aligning management interests with stockholder interests, reinforcing long-term performance, and facilitating stock ownership. Annual performance-contingent awards of stock will be based upon four-year total shareholder return measured against a defined peer group, providing selected senior executives with significant incentives to maximize stockholder value and increase their equity participation in L-P.

    In addition to the elements of the compensation strategy described above, the Compensation Committee and Board of Directors approved the establishment of a deferred compensation plan for executives and a supplemental retirement plan for selected senior executives. The Executive Deferred Compensation Plan, which became effective May 1, 1997, provides for elective pretax deferrals of up to 50 percent of base salary and up to 100 percent of cash bonuses. The Supplemental Executive Retirement Plan ("SERP"), which became effective July 1, 1997, is designed to provide competitive target retirement benefits when combined with other company-paid retirement benefits and social security. L-P's chief executive officer, Mark A. Suwyn, does not participate in the SERP because he has a separate supplemental retirement benefit under his employment agreement, which is described in detail under the caption "Retirement Benefits" below.

Determination of Base Salaries

    In early 1997, the Compensation Committee established new base salaries for executive officers based upon a review of salaries at 20 other forest products industry companies (including all of the companies included in the Standard & Poor's Paper & Forest Products Index). This review resulted in a

13 percent increase in base salary for the chief executive officer for 1997. This positioned Mr. Suwyn's base salary at the median (50th percentile) for chief executive officers in the industry. Due to individual circumstances, the salaries for certain executive officers for 1997 were below the median salary for comparable positions at the other forest products companies reviewed.

Grants of Cash Incentive Awards

    In the spring of 1997, the Compensation Committee approved annual cash incentive award opportunities under L-P's Annual Cash Incentive Award Plan, subject to achievement of specified performance goals, for Mr. Suwyn and certain other executive officers. The target amounts of the awards were based on the salary of each participant and ranged from approximately 40 to 70 percent of base salary. In accordance with his employment agreement entered into in January 1996, Mr. Suwyn's target amount equaled 70 percent of his base salary.

    Depending upon the extent to which performance goals are met, the actual amount paid as a cash incentive award may range from zero to 150 percent of the target amount. The performance goals for each participating executive for 1997 were based 50 percent on L-P's earnings per share and 50 percent on objective individual and business unit goals unique to each of the participants.

    The business criteria on which individual performance goals are based include goals related to success in developing and implementing particular tasks assigned to an individual executive. These goals, therefore, naturally vary depending upon the responsibilities of individual executives and may include, without limitation, goals related to success in developing and implementing particular management plans or systems, reorganizing departments, establishing business relationships, or resolving identified problems. For 1997, the individual performance goals for Mr. Suwyn included goals related to the improvement of the financial performance of specified business units, the disposition of identified non-strategic assets, new product line development, employee training and development levels, the implementation of new safety, information and compensation systems, and the resolution of certain legal issues.

    The business criteria on which business unit performance goals are based include a combination of financial goals and strategic goals related to the performance of an identified business unit for which an executive has responsibility. Strategic goals for a business unit may include one or a combination of objective factors related to success in implementing strategic plans or initiatives, introducing products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures, whether expressed as absolute amounts or as ratios or percentages, which may be measured against various standards, including budget targets, improvement over prior years, and performance relative to other companies or business units.

    In January 1998, the Compensation Committee determined that the level of attainment of the corporate goal relating to L-P's earnings per share was 0 percent. Therefore, 1997 cash incentive awards for all executives were based on the remaining 50 percent of target awards relating to individual and business unit goals. Based on the determination by the Compensation Committee of the level of attainment of each of Mr. Suwyn's individual performance goals, his actual cash incentive award for 1997 was set at 62.5 percent of the target level. The Compensation Committee also approved, with Board concurrence, Mr. Suwyn's determination of levels of achievement of the individual and business unit performance goals assigned to other participating executives, resulting in 1997 cash incentive awards for executive officers other than Mr. Suwyn ranging from 85 percent to 125 percent of target levels.

Grants of Stock Options

    Another significant element in L-P's compensation program is annual grants of nonstatutory stock options. In May 1997, the Compensation Committee granted to each executive officer an option with a value at date of grant (using the Black-Scholes valuation model) equal to a percentage of the executive's base salary. The options will become exercisable in three equal annual installments beginning one year from the date of grant and terminate 10 years after the date of grant. The value of the award for a given executive officer was determined based upon competitive levels and the individual's performance level, and ranged from 70 to 108 percent of 1997 base salary, except for Mr. Suwyn, whose option grant had a value equal to 115 percent of his 1997 base salary.

Performance-Contingent Stock Awards

    In March and July of 1997, the Compensation Committee granted performance-contingent stock awards to selected senior executives. Each grant entitles the participant to receive a number of shares of L-P Common Stock determined by comparing L-P's total annualized stockholder return to the mean annualized total stockholder return of five other forest products companies (all of which are included in the Standard & Poor's Paper & Forest Products Index) for the four-year period beginning on January 1 of the year of grant.

    Targeted award levels ranging in amount from 40 to 60 percent (based on the executive's position) of 1997 base salary are payable in shares to participating executives if L-P's cumulative total stockholder return is a specified percentage above the mean total stockholder return of the specified comparison group. Mr. Suwyn's targeted award level was 60 percent of his 1997 base salary, or 19,500 shares of L-P Common Stock.

    Depending upon L-P's four-year total stockholder return for the four years ending December 31, 2000, in comparison to the group, the actual number of shares issued could range from zero to 200 percent of the targeted amount. Of the shares earned, 50 percent would be paid at the end of the four-year period, and 50 percent would remain subject to forfeiture for an additional two years if the participant leaves L-P's employment within the two-year restriction period.

Deductibility of Compensation

    To the extent consistent with its goal of maintaining a fair and competitive compensation package, the Compensation Committee attempts to structure L-P's executive compensation to be deductible for income tax purposes by complying with applicable tax requirements, including limits on deductibility of certain types of compensation. An example is last year's submission for approval by stockholders of L-P's 1997 Incentive Stock Award Plan and performance goals for use in connection with annual cash incentive awards.

Respectfully submitted,

William E. Flaherty, Chair
William C. Brooks
Archie W. Dunham
Bonnie G. Hill
Charles E. Yeager

PERFORMANCE GRAPH

    The following graph is required to be included in this proxy statement under applicable rules of the Securities and Exchange Commission. The graph compares the total cumulative return to investors, including dividends paid (assuming reinvestment of dividends) and appreciation or depreciation in stock price, from an investment in L-P Common Stock for the period January 1, 1993, through December 31, 1997, to the total cumulative return to investors from the Standard & Poor's 500 Stock Index and the Standard & Poor's Paper and Forest Products Index for the same period, in each case assuming investment of $100 on December 31, 1992. Stockholders are cautioned that the graph shows the returns to investors only as of the dates noted and may not be representative of the returns for any other past or future period.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
   Louisiana-Pacific Corporation, S&P 500, and S&P Paper and Forest Products

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           Louisiana-Pacific Corporation    S&P 500    S&P Paper & Forest Products
1992                                $ 100      $ 100                           $ 100
1993                                  140        110                             110
1994                                   94        112                             115
1995                                   85        153                             126
1996                                   76        189                             140
1997                                   70        251                             150

COMPENSATION OF EXECUTIVE OFFICERS

                           Summary Compensation Table

                                                                                   Long-Term Compensation
                                                                                 --------------------------
                                                                                           Awards
                                                                                 --------------------------
                                                        Annual Compensation                     Number of
                                                                                 Restricted       Shares
                                                       ----------------------      Stock        Underlying         All Other
         Name and Principal Position           Year     Salary      Bonus(1)       Awards      Options/SARs     Compensation(2)
---------------------------------------------  ----    --------    ----------    ----------    ------------     ---------------
Mark A Suwyn                                   1997    $680,004    $  150,000                    115,500           $ 16,412
Chairman and Chief Executive Officer           1996    $600,000    $1,040,000(3) $3,825,000(4)   200,000           $251,438

Michael D. Hanna                               1997    $280,000    $  220,000                     46,000           $110,998
Executive Vice President(5)                    1996    $163,333    $  145,822                     45,000           $ 10,568

Stephen R. Grant                               1997    $185,096    $  750,000
Senior Vice President, Compliance(6)           1996    $375,000    $  750,000                                      $ 37,500
                                               1995    $156,250                                   30,000(7)

J. Keith Matheney                              1997    $200,000    $   52,500                     23,000           $ 17,339
Vice President, Sales and Marketing(8)         1996    $150,003    $   50,000                                      $ 16,339
                                               1995    $125,000    $   10,970                                      $ 15,787

Karen D. Lundquist                             1997    $190,000    $   50,000                     50,500           $ 41,782
Vice President, Manufacturing(9)

Richard W. Frost                               1997    $170,000    $   70,000                     19,000           $ 16,027
Vice President, Timberlands and Fiber          1996    $ 95,795    $   70,000                     24,000           $ 12,048
Procurement(10)

------------------------------

(1) Amounts shown for 1997 (other than for Mr. Grant) represent settlement of annual cash incentive opportunities awarded under L-P's Annual Cash Incentive Award Plan based on satisfaction of performance goals established in the spring of 1997.

(2) Amounts shown for 1997 include (i) the annual contribution to the ESOT as follows: Mr. Suwyn, $16,000; Mr. Hanna, $16,000; Mr. Grant, $0; Mr. Matheney, $16,000; Ms. Lundquist, $16,000; and Mr. Frost, $16,000; (ii) interest accrued under L-P's Executive Deferred Compensation Plan (to the extent that such interest exceeds amounts accrued at a rate equal to 120 percent of the applicable federal long-term rate), compounded monthly, as follows: Mr. Suwyn, $412; Mr. Hanna, $1,077; Mr. Matheney, $0; Ms. Lundquist, $0; and Mr. Frost, $27; (iii) profit sharing and vacation accrual benefits payable to Mr. Hanna under the terms of benefit arrangements provided by his prior employer that were assumed by L-P, $93,921; (iv) premiums paid on behalf of Mr. Matheney for life insurance in excess of group life insurance provided to salaried employees generally, $1,339; and
    (v) relocation benefits provided to Ms. Lundquist, $25,782.

(3) Mr. Suwyn's 1996 bonus included $440,000 paid upon satisfaction of performance goals, plus a $600,000 one-time contractual payment intended as a replacement for an amount likely to have been paid by his previous employer.

(4) At December 31, 1997, Mr. Suwyn held 120,000 shares of restricted stock with a dollar value of $2,280,000, subject to future vesting or forfeiture. The restricted stock award made in 1996 for a total of 150,000 shares vests as to 30,000 shares on each of January 1, 1997, 1998 and 1999, and the remaining 60,000 shares upon reaching age 62 while employed by L-P, subject to acceleration of vesting as to all shares upon the occurrence of certain specified events during Mr. Suwyn's term of employment, including a Change in Control of L-P. See "Agreements with Executive Officers" below. Dividends are payable on restricted stock at the same time as dividends on unrestricted shares of Common Stock.

(5) Mr. Hanna became an officer of L-P following L-P's acquisition of his previous employer on June 3, 1996. Amounts for 1996 represent compensation from L-P only.

(6)   Mr. Grant was employed by L-P from August 1, 1995, until May 31, 1997.

(7) The amount shown represents the number of phantom shares awarded pursuant to an employment agreement with Mr. Grant. See "Agreements with Executive Officers" below. One-half of the phantom shares represent the right to receive a payment in cash on August 1, 1996, and the other half to receive a cash payment on August 1, 1997, in each case, equal to the excess, if any, of the market value of the Common Stock at the time (based on a 20 trading day average) over $24.625, which was the market price of the Common Stock on July 31, 1995. The phantom shares expired without payment.

 (8) At December 31, 1997, the number of restricted stock performance awards, and the value thereof at such date assuming all shares were vested, held by Mr. Matheney subject to the future satisfaction of performance criteria were 5,000 shares, with a value of $95,000.

 (9)  Ms. Lundquist became an officer of L-P in January 1997.

(10)  Mr. Frost became an officer of L-P in May 1996.

                     Option/SAR Grants in Last Fiscal Year

                                                                  Individual Grants(1)                      Potential Realizable
                                               ----------------------------------------------------------  Value at Assumed Annual
                                                Number of     Percent of Total                              Rates of Stock Price
                                                  Shares        Options/SARs     Exercise                  Appreciation for Option
                                                Underlying       Granted to       or Base                           Term
                                               Options/SARs   Employees During   Price Per    Expiration   -----------------------
Name                                             Granted            1997           Share         Date      5 Percent   10 Percent
---------------------------------------------  ------------   ----------------   ---------   ------------  ----------  -----------
Mark A. Suwyn................................    115,500            14.6%         $19.125        May 2007  $1,389,422  $3,521,046
Michael D. Hanna.............................     46,000             5.8%         $19.125        May 2007  $  553,380  $1,402,080
Stephen R. Grant.............................          0          --                --            --                0           0
J. Keith Matheney............................     23,000             2.9%         $19.125        May 2007  $  276,690  $  701,040
Karen D. Lundquist...........................     30,000             3.8%         $21.125    January 2007  $  398,562  $1,010,034
                                                  20,500             2.6%         $19.125        May 2007  $  246,615  $  624,840
Richard W. Frost.............................     19,000             2.4%         $19.125        May 2007  $  228,570  $  579,120

------------------------------

(1) No stock appreciation rights ("SARs") were granted to the named executive officers during 1997. All options were granted for the number of shares indicated at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options will vest in three equal annual installments beginning one year following the date of grant, subject to acceleration of exercisability in the event of a change in control of L-P. If such acceleration of exercisability results in an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of any excise tax imposed on a participant by Section 4999(a) of the Code directly attributable to such acceleration will be reimbursed by L-P, together with any income or excise taxes imposed on such reimbursement. Ms. Lundquist's employment agreement provides that her option for 30,000 shares will also become immediately exercisable in full if her employment with L-P is terminated without cause or due to death or disability, if her duties are substantially reduced or curtailed, or if Mr. Suwyn ceases to be L-P's chief executive officer. See "Agreements with Executive Officers."

              Aggregated Option/SAR Exercises in Last Fiscal Year
                    and Fiscal Year-End Option/SAR Values(1)

                                         Number of Securities
                                        Underlying Unexercised        Value of Unexercised
                                        Options at December 31,      In-the-Money Options at
                                                 1997                   December 31, 1997
                                      ---------------------------  ---------------------------
Name                                  Exercisable  Unexercisable   Exercisable  Unexercisable
------------------------------------  -----------  --------------  -----------  --------------
Mark A. Suwyn.......................      40,000        275,500     $       0     $        0
Michael D. Hanna....................      15,000         76,000        18,900         37,800
Stephen R. Grant....................           0              0             0              0
J. Keith Matheney...................      10,800         23,000        89,316              0
Karen D. Lundquist..................           0         50,500             0              0
Richard W. Frost....................       8,000         35,000             0              0

------------------------

(1) The named executive officers did not exercise any options or SARs during 1997 and did not hold any SARs at December 31, 1997.

                  Long-Term Incentive Plans-Awards in 1997(1)

                                                          Performance    Estimated Future Payouts Under Non- Stock
                                             Number of    Period Until             Price-Based Plans(2)
                                            Performance    Maturation   -------------------------------------------
Name                                         Shares(1)     or Payout     Threshold(#)     Target(#)    Maximum(#)
-----------------------------------------  -------------  ------------  ---------------  -----------  -------------
Mark A. Suwyn............................       19,500     1/97-12/00          3,900         19,500        39,000
Michael D. Hanna.........................        6,171     1/97-12/00          1,234          6,171        12,342
Stephen R. Grant.........................            0         --                  0              0             0
J. Keith Matheney........................        3,526     1/97-12/00            705          3,526         7,052
Karen D. Lundquist.......................        3,350     1/97-12/00            670          3,350         6,700
Richard W. Frost.........................        3,085     1/97-12/00            612          3,085         6,170

------------------------

(1) Represents performance-contingent stock awards granted under L-P's 1997 Incentive Stock Award Plan in March and July of 1997. Each grant entitles the participant to receive a number of shares of Common Stock determined by comparing L-P's annualized total stockholder return ("L-P's TSR") to the mean annualized total stockholder return of five other forest products companies (the "Industry TSR") for the four-year performance period ending December 31, 2000.

(2) The actual number of performance shares to be issued pursuant to an award, expressed as a percentage of the award, will range from 20% if L-P's TSR is 3 percentage points below the Industry TSR to 200% if L-P's TSR is 13 percentage points above the Industry TSR, and will be equal to the target amount if L-P's TSR is 3 percentage points above the Industry TSR. The number of target performance shares will be automatically adjusted to reflect a stock dividend or stock split and the deemed reinvestment of cash dividends declared on the Common Stock during the performance period. Of the performance shares earned, if any, 50% are payable at the end of the four-year performance period, provided that the participant continues to be an employee of L-P, and 50% will remain subject to forfeiture for an additional two years if the participant leaves L-P's employment within the two-year restriction period. Special provisions apply in case of the participant's death or disability, retirement after age 60 with the approval of L-P's chief executive officer, or a change in control of L-P.

RETIREMENT BENEFITS

    Effective July 1, 1997, L-P adopted the L-P Supplemental Executive Retirement Plan (the "SERP"), a defined benefit plan intended to provide supplemental retirement benefits to key executives designated by the committee appointed to administer the SERP. The following table shows the estimated annual benefits payable to participants in the SERP upon retirement based on the indicated years of credited service and compensation levels (without reduction for Social Security or ESOT benefits):

                               Pension Plan Table

                                                Years of Credited Service
Final Average                                  ----------------------------
Compensation                                      5         10        15
---------------------------------------------  --------  --------  --------
$  150,000...................................  $ 25,000  $ 50,000  $ 75,000
   200,000...................................    33,333    66,667   100,000
   300,000...................................    50,000   100,000   150,000
   400,000...................................    66,667   133,333   200,000
   500,000...................................    83,333   166,667   250,000
   600,000...................................   100,000   200,000   300,000
   700,000...................................   116,667   233,333   350,000
   800,000...................................   133,333   266,667   400,000
 1,000,000...................................   166,667   333,333   500,000
 1,200,000...................................   200,000   400,000   600,000
 1,400,000...................................   233,333   466,667   700,000

    Participants will become fully vested in their benefits under the SERP after completing five years of participation in the SERP, beginning January 1, 1997. Vesting will be accelerated in the event of the participant's death or disability or a change in control of L-P.

    The annual benefit payable under the SERP is equal to 50 percent of final average compensation multiplied by a fraction the numerator of which is years of credited service (up to a maximum of 15) and the denominator of which is 15. Years of credited service are determined under the provisions of the ESOT, L-P's tax-qualified employee stock ownership plan for salaried employees to which L-P contributes a minimum of 10 percent of the total compensation of all participants each year to be invested in Common Stock. If a participant's employment is terminated within 36 months after a change in control of L-P occurs, he or she will be credited with two additional years of service. The years of service credited to the executive officers named in the Summary Compensation Table above as of December 31, 1997, are as follows: Mr. Suwyn, 5.8 years; Mr. Hanna, 7.5 years; Mr. Grant, not applicable; Mr. Matheney, 27.75 years; Ms. Lundquist, 1 year; and Mr. Frost, 1.6 years.

    Final average compensation is defined as a participant's compensation during the 60 consecutive months out of the last 120 months of employment in which the participant's compensation was highest, divided by five. Compensation includes base pay and annual cash incentives (for the executive officers named in the Summary Compensation Table above, salary plus annual bonus) paid to a participant or deferred under L-P's Executive Deferred Compensation Plan, but excludes all other benefits. If a participant's employment is terminated within 36 months after a change in control of L-P, benefits under the SERP will be calculated based on the participant's base salary during the preceding 12 months plus the average annual cash incentive paid in the preceding three years, if higher than final average compensation.

    Retirement benefits shown in the table above are expressed in terms of single life annuities, are subject to reduction in the event of retirement before age 62 and will be reduced by an amount equal to the sum of (i) 50 percent of the participant's primary Social Security benefit determined at age 62 and (ii) the participant's ESOT balance converted to a life annuity.

    Pursuant to Mr. Suwyn's employment agreement with L-P, he is entitled to a nonqualified supplemental executive retirement benefit in which he is immediately vested to the extent accrued. The annual retirement benefit payable to Mr. Suwyn under the agreement (calculated as a single life annuity reduced on an actuarial basis for retirement prior to age 62) is equal to an amount based on

Mr. Suwyn's compensation (salary plus annual bonus) for the year during the three consecutive calendar years prior to termination of employment in which he had the highest compensation (including with his previous employer), with a maximum annual benefit equal to 50 percent of such compensation (less a Social Security offset) and a minimum annual benefit equal to 25 percent of such compensation. The annual benefit so calculated will be reduced by an amount equal to benefits payable to Mr. Suwyn pursuant to the ESOT and the retirement plans maintained by his prior employer. In the event of a change in control of L-P, Mr. Suwyn will be entitled to two additional years of service for purposes of the foregoing benefit. If Mr. Suwyn were to retire on December 31, 1998, the annual supplemental retirement benefit payable by L-P, without any reductions, pursuant to the provisions of the agreement is estimated to be $300,000. See "Agreements with Executive Officers."

MANAGEMENT TRANSACTIONS

    The consulting firm of Rapid Change Technologies, Inc. ("RCT"), provided consulting services to L-P and furnished training and decision-making skills to L-P employees during 1997. Fees paid to RCT during 1997 totaled approximately $2,374,000, including reimbursement of expenses, which represented approximately 85 percent of RCT's 1997 revenues. In February of 1998, L-P advanced RCT $250,000 as a prepayment for future services. Karen Lundquist had a 40 percent ownership interest in RCT and was, until her election as L-P's Vice President, Manufacturing in January 1997, an officer of RCT. Ms. Lundquist resigned as an officer of RCT on December 31, 1996, and has not received or been entitled to receive any compensation from RCT since that date. She sold her ownership interest to RCT on March 11, 1998.

    During 1996, L-P acquired Associated Chemists, Inc. ("ACI"). Michael Hanna, president and a shareholder of ACI, who subsequently became Executive Vice President of L-P, received $5,700,000 for his ACI shares; $2,915,000 of such amount is payable on a deferred basis. Mr. Hanna received approximately $255,000 in interest on the deferred balance in 1997.

    During 1997 L-P used, and expects to continue to use during 1998, the legal services of Jones, Day, Reavis & Pogue, of which Patrick F. McCartan is the managing partner, in connection with the divestiture of certain assets. Mr. McCartan has been nominated for election as a Class I director.

    See "Item 1 -- Election of Directors; Compensation Committee -- Interlocks and Insider Participation" for a description of two additional transactions. See also "Agreements with Executive Officers."

DIRECTORS' COMPENSATION

    Each director of L-P who is not an employee of L-P receives for all services as a director fees at the rate of $20,000 per year, plus $1,750 for each board meeting attended, $1,000 for each committee meeting attended ($1,250 for committee chairpersons) and, for participation in each telephone conference meeting, $750 for a board meeting and $500 for a committee meeting ($750 for committee chairpersons).

    Effective July 1, 1997, the Board of Directors adopted a new unfunded deferred compensation plan for directors which permits outside directors to elect to defer payment of any portion of their director fees and meeting fees, provided that the minimum deferral amount is $2,400 per year. Such deferred compensation, including amounts deferred under the prior plan, earns interest at a rate equal to two percentage points above Moody's Average Corporate Bond Yield Index, adjusted monthly. Payment of deferred amounts will generally be made, at the director's option, in a lump sum or in substantially equal annual installments over a 5-year, 10-year or 15-year period beginning either within 65 days or during the month of January after he or she ceases to be a director.

    L-P's 1992 Non-Employee Director Stock Option Plan (the "Director Plan") provides for the automatic granting every five years of options to purchase shares of Common Stock to members of the Board of Directors who are not employees of L-P or any of its subsidiaries. Each option under the Director Plan entitles the holder to purchase 45,000 shares of Common Stock at a price equal to 85 percent of the fair market value (as defined) of a share of Common Stock on the date of grant. Each option becomes exercisable as to 20 percent of the shares covered by the option (i.e., 9,000 shares) on each of the first through fifth anniversaries of the date of grant. Options become immediately exercisable in full upon the death of the holder or upon the occurrence of a change in control of L-P. Each option expires ten years after the date of grant, subject to earlier termination if the holder ceases to be a member of the Board of Directors. Upon a director's mandatory retirement as of the next annual meeting of stockholders after reaching age 70, an additional 20 percent of his or her option will immediately vest if not yet vested and the director will have two years following retirement during which to exercise his or her options, after which all such options will terminate.

AGREEMENTS WITH EXECUTIVE OFFICERS

    L-P has entered into an employment agreement with Mark A. Suwyn with respect to his employment as L-P's Chairman and Chief Executive Officer. The term of the agreement expires on December 31, 1998, subject to automatic extension annually thereafter unless 90 days' prior notice of intention to terminate is given by either party.

    The agreement provides that Mr. Suwyn is entitled to a minimum base salary of $600,000, subject to annual review for increase by the Board of Directors beginning in 1997, and an annual bonus, subject to satisfying reasonable annual performance goals established by the Compensation Committee. The agreement also provides for a nonqualified supplemental retirement benefit as described above under "Retirement Benefits." In addition, Mr. Suwyn is entitled under the agreement to participate in all L-P employee benefit arrangements at a level commensurate with his position.

    In the event Mr. Suwyn's employment is terminated by Mr. Suwyn for Good Reason (as defined) or by L-P for any reason other than disability or Cause (as defined), or if the agreement is not renewed pursuant to notice by L-P, Mr. Suwyn will be entitled to receive an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, plus a PRO RATA cash incentive payment for the year of termination and certain continued medical benefits. He will also be entitled to all other amounts and benefits in which he is then or thereby becomes vested, including all of the stock options and restricted shares referred to above.

    If a Change in Control occurs and Mr. Suwyn's employment terminates (including voluntarily by Mr. Suwyn) during the 13-month period following the Change in Control other than for Cause or by death or disability, Mr. Suwyn will be entitled to receive, in addition to all amounts and benefits in which he is vested, an amount equal to his base salary, as then in effect, for the remainder of the term of the agreement or 24 months, whichever is longer, together with
(i) a PRO RATA share of the targeted annual cash incentive award for the year in which such termination occurs; (ii) a bonus equal to two times the targeted annual cash incentive award, if any, for such year payable in 24 equal monthly installments; and (iii) employee welfare benefits substantially similar to those which he was receiving immediately prior to such termination.

    For purposes of the agreement, a "Change in Control" of L-P includes certain extraordinary corporate transactions pursuant to which less than a majority of the combined voting power in L-P remains in the hands of the holders immediately prior to such transactions, a person or group (other than certain persons related to L-P) becoming the beneficial owner of 25 percent or more of the combined voting power in L-P, or, with certain exceptions, the existing directors of L-P ceasing to constitute a majority of the Board of Directors. "Cause" includes continuing to fail to devote substantially all one's business time to L-P's business and affairs, engaging in certain activities competitive with L-P, or the commission of specified wrongful acts. "Good Reason" includes failure to maintain Mr. Suwyn as Chairman and Chief Executive Officer, a reduction in base salary or the termination or reduction of any employee benefits, certain extraordinary corporate transactions, certain relocations of Mr. Suwyn's place of work, or any material breach of the agreement by L-P.

    If any payment under the agreement is determined to be subject to the federal excise tax imposed on benefits that constitute excess parachute payments under the Code, Mr. Suwyn will be entitled to reimbursement for such taxes on an after-tax basis.

    In connection with his employment as Senior Vice President, Compliance on August 1, 1995, Stephen R. Grant entered into an employment agreement with L-P providing for an annual base salary of $375,000, together with customary employee benefits and a monthly $2,500 housing allowance. The agreement also provided for an award of phantom shares as reflected in the Summary Compensation Table above. Mr. Grant's employment with L-P terminated in accordance with the terms of the agreement on May 31, 1997.

    In connection with L-P's acquisition of Michael D. Hanna's former employer in May 1996, L-P agreed to assume ACI's contractual obligations to Mr. Hanna, including maintaining his salary and bonus as shown in the Summary Compensation Table for 1997, for a period of three years. Under Mr. Hanna's agreement with ACI, he is entitled to two years' notice of termination of employment, other than for cause.

    L-P entered into an employment agreement with Karen D. Lundquist effective January 1, 1997, in connection with her employment as Vice President, Manufacturing of L-P. The term of the agreement expires on December 31, 1999, and will be automatically extended unless amended or superseded by a new agreement. The agreement provides for an initial base salary and bonus for 1997 and relocation benefits as shown in the Summary Compensation Table. L-P may terminate the agreement (i) for cause upon 30 days' written notice, (ii) without cause upon 90 days' written notice, (iii) by reason of death or (iv) due to disability upon 30 days' written notice. Upon termination pursuant to clauses
(ii), (iii) or (iv), Ms. Lundquist will be entitled to receive a severance payment equal to nine months' base salary then in effect plus, if such termination is after December 31, 1999, an amount equal to one month of base salary for each full or partial year of employment with L-P up to a maximum of 18 months' salary, together with the greater of (a) the sum of the short-term and long-term incentive payments made to Ms. Lundquist for the prior year prorated to the date of termination and (b) the amount of short-term and long-term incentive compensation owed to Ms. Lundquist at the date of termination, if determinable.

                             Stockholder Proposals

    Stockholder proposals intended to be considered for inclusion in the proxy statement and proxy for the 1999 Annual Meeting of Stockholders of L-P must be received by L-P no later than November 23, 1998.

    L-P's bylaws permit business in addition to that included in its proxy materials to be presented at an annual meeting of stockholders by a stockholder of record, provided that such stockholder gives written notice thereof to the Chairman in the manner and within the time periods described under "Item 1 -- Election of Directors; Nominating Committee; Nominations for Director" above with respect to nominations for director. Such notice must include, as to each matter the stockholder proposes to bring before the annual meeting, a brief description of the business and the reason for presenting it, the name and address of the stockholder as they appear on L-P's stock ledger, a representation that the stockholder is a record holder and intends to appear at the meeting in person or by proxy to propose such business, and any material interest of the stockholder in such business. The meeting chairman shall, if the facts warrant, determine that any such business was not properly brought before the meeting and so declare to the meeting, whereupon such business shall not be transacted.

            Section 16(a) Beneficial Ownership Reporting Compliance

    Section 16 of the Securities Exchange Act of 1934 ("Section 16") requires that reports of beneficial ownership of Common Stock and changes in such ownership be filed with the Securities and Exchange

Commission (the "SEC") and the New York Stock Exchange by L-P's officers, directors, and certain other "reporting persons." Based solely upon a review of copies of Section 16 reports filed by L-P's reporting persons and written representations by such persons, to L-P's knowledge, all Section 16 reporting requirements applicable to such persons were complied with for the period specified in the SEC's rules governing proxy statement disclosures, except Richard W. Frost, who filed one amended report relating to one additional transaction after the required due date.

                Relationship with Independent Public Accountants

    The Board of Directors has appointed Deloitte & Touche LLP, independent public accountants, to examine the financial statements of L-P for 1998. L-P expects representatives of Deloitte & Touche LLP to be present at the annual meeting and to be available to respond to appropriate questions from stockholders. The accountants will have the opportunity to make a statement at the annual meeting if they desire to do so.

    L-P engaged Deloitte & Touche LLP as its principal independent accountants to audit L-P's financial statements effective October 26, 1997, upon the recommendation and approval of the Audit Committee. Arthur Andersen LLP, the independent accounting firm previously engaged as principal accountants to audit L-P's financial statements, was concurrently dismissed effective October 26, 1997.

    None of the reports of Arthur Andersen LLP for 1995 or 1996 contained any adverse opinion or disclaimer of opinion or was qualified or modified as to uncertainty, audit scope, or accounting principles. Also during 1995, 1996 and the portion of 1997 preceding the dismissal of Arthur Andersen LLP, there were no disagreements between L-P and Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement or disagreements in its reports.

    During 1995, 1996 and the portion of 1997 preceding the engagement of Deloitte & Touche LLP, L-P did not, nor did anyone on L-P's behalf, consult Deloitte & Touche LLP regarding either (i) the application of accounting principles to a specified completed or proposed transaction or the type of audit opinion that might be rendered on L-P's financial statements as to which a written report or oral advice was provided to L-P that was an important factor considered by L-P in reaching a decision as to such accounting, auditing or financial reporting issue, or (ii) any matter that was the subject of a disagreement between L-P and Arthur Andersen LLP or an event of the type described in the preceding paragraph.

                                    General

    The cost of soliciting proxies will be borne by L-P. In addition to the solicitation of proxies by the use of the mails, some of the officers and regular employees of L-P, without extra compensation, may solicit proxies personally or by other means such as telephone, telecopier, telegraph, or cable.

    L-P will request brokers, dealers, banks, voting trustees, and their nominees who hold Common Stock of record to forward soliciting material to the beneficial owners of such stock and will reimburse such record holders for their reasonable expenses in forwarding material. L-P has retained D.F. King & Co., Inc., to assist in such solicitation for an estimated fee of $9,500 plus reimbursement for certain expenses.

                                   APPENDIX A
                         LOUISIANA-PACIFIC CORPORATION
                       1998 EMPLOYEE STOCK PURCHASE PLAN

    1. PURPOSE OF THE PLAN. This Plan shall be known as the "Louisiana-Pacific Corporation 1998 Employee Stock Purchase Plan." The purpose of the Plan is to permit employees of Louisiana-Pacific Corporation ("the Company") and of its Subsidiaries (as hereinafter defined) to obtain or increase a proprietary interest in the Company by permitting them to make installment purchases of shares of the Company's Common Stock (as hereinafter defined) through payroll deductions. The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code of 1986 (the "Code").

    2.  DEFINITIONS.

        (a) COMMON STOCK. The Company's $1 par value common stock as presently constituted and shares of common stock which may be issued by the Company in exchange for or reclassification thereof.

        (b) OFFERING DATES.

            (i) FIRST OFFERING DATE. October 1, 1998.

           (ii) SECOND OFFERING DATE. October 1, 1999.

        (c) OFFERING PERIODS.

            (i) FIRST OFFERING PERIOD. The period beginning on October 1, 1998, and ending on October 31, 1998.

           (ii) SECOND OFFERING PERIOD. The period beginning on October 1, 1999, and ending on October 31, 1999.

        (d) PURCHASE DATES.

            (i) FIRST PURCHASE DATE. October 31, 2000, or any earlier date of purchase pursuant to subscriptions entered into during the First Offering Period.

           (ii) SECOND PURCHASE DATE. October 31, 2001, or any earlier date of purchase pursuant to subscriptions entered into during the Second Offering Period.

        (e) PURCHASE PERIODS.

            (i) FIRST PURCHASE PERIOD. The period beginning on November 1, 1998, and ending on October 31, 2000.

           (ii) SECOND PURCHASE PERIOD. The period beginning on November 1, 1999, and ending on October 31, 2001.

        (f) PURCHASE PRICE. The lesser of (i) the Maximum Purchase Price or (ii) the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange -- Composite Transactions on the applicable Purchase Date or on the last day preceding such date on which such Exchange shall have been open. The Purchase Price per share shall be subject to adjustment in accordance with the provisions of Section 18 of this Plan.

        (g) MAXIMUM PURCHASE PRICE. 85 percent of the mean between the reported high and low sale prices of Common Stock on the New York Stock Exchange -- Composite Transactions on the last day preceding the applicable Offering Date on which such Exchange shall have been open.

        (h) ELIGIBLE EMPLOYEES. Those persons who on the applicable Offering Date are employees of the Company or a Subsidiary except those who, immediately prior to the applicable Offering Date, would be deemed under
    Section 423(b)(3) of the Code to own stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company or any other corporation that constitutes a parent or subsidiary corporation of the Company within the meaning of that section.

        (i) PARTICIPANT. An Eligible Employee who subscribes for the purchase of shares of Common Stock under the Plan in accordance with the Plan.

        (j) MONTHLY COMPENSATION. For an Eligible Employee on the payroll of the Company or a Subsidiary for the entire calendar month preceding the applicable Offering Date, the compensation paid or accrued to such Eligible Employee for such month plus, in the case of such an Eligible Employee whose compensation for such month was based wholly or partly on a bonus, commission, profit sharing or similar arrangement for which no accrual was made for such month, an amount equal to the portion attributable to one month of the amount accrued to such Eligible Employee as of the day preceding the applicable Offering Date, on the books of the Company or its Subsidiaries in accordance with such arrangement. For all other Eligible Employees, Monthly Compensation shall be the monthly rate of compensation in effect immediately prior to the applicable Offering Date. For all purposes of the Plan, Monthly Compensation shall include any amount which is contributed by the Company or a Subsidiary pursuant to a salary reduction agreement and which is not includable in the gross income of an Eligible Employee under Code Sections 125 (relating to "cafeteria plans") or 402(a)(8) (relating to elective contributions under a "401(k)" plan).

        (k) SUBSIDIARY. A corporation of which, on the applicable Offering Date, the Company or a subsidiary of the Company owns at least 51 percent of the total combined voting power of all classes of stock and whose employees are authorized to participate in the Plan by the Board of Directors of the Company.

    3. THE OFFERING. The number of shares of Common Stock subject to the Plan shall be 1,500,000, subject to adjustment as provided in Section 18 below. During each Offering Period the Company may offer, at the applicable Purchase Price, for subscription by Eligible Employees in accordance with the terms of the Plan, such number of authorized and unissued or treasury shares of its Common Stock subject to the Plan as may be determined by the Board of Directors of the Company.

    4.  SUBSCRIPTIONS.

        (a) SHARES SUBJECT TO SUBSCRIPTION. During each Offering Period, each Eligible Employee shall be entitled to subscribe for the number of whole shares of Common Stock offered during such Offering Period designated by him in accordance with the terms of the Plan; provided, however, that the minimum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with $1,200, and the maximum number of such shares that may be subscribed for shall be the number of whole shares that can be purchased, at the Maximum Purchase Price for such Offering Period, with the lesser of (i) $21,240 or (ii) 50 percent of the Eligible Employee's Monthly Compensation multiplied by 24.

        (b) FURTHER LIMITATION ON SUBSCRIPTIONS. Notwithstanding Section 4(a) above, the maximum number of shares that may be subscribed for by an Eligible Employee shall be further limited and reduced to the extent that the number of shares owned by such Eligible Employee immediately after any Offering Date for purposes of Section 423(b)(3) of the Code plus the maximum number of shares set forth in Section 4(a) above would exceed 5 percent of the total combined voting power or value of all classes of stock of the Company or a parent or subsidiary corporation of the Company within the meaning set forth in Section 423(b)(3) of the Code. Notwithstanding any other provision in the Plan, the minimum number of shares that may be purchased by a Participant shall not be less than 25 shares on any Purchase Date.

        (c) SUBSCRIPTION AGREEMENTS. Subscriptions pursuant to the Plan shall be evidenced by the completion and execution of subscription agreements in the form provided by the Company and delivery of such agreements to the Company, at the place designated by the Company, prior to the expiration of each Offering Period. Except as provided in the Plan, no subscription agreement shall be subject to termination or reduction during the Offering Period to which it relates without written consent of the Company.

        (d) OVER SUBSCRIPTION. In the event that the aggregate number of shares subscribed pursuant to the Plan as of any Purchase Date shall exceed the number of shares offered for sale during the Offering Period related to such Purchase Date, then each subscription for such Offering Period pursuant to which a purchase is effected shall be reduced to the number of shares that such subscription would cover in the event of a proportionate reduction of all subscriptions for such Offering Period outstanding on such Purchase Date so that the aggregate number of shares subject to all such subscriptions would not exceed the number of shares offered for sale during such Offering Period. In making such reductions, fractions of shares shall be disregarded and each subscription shall be for a whole number of shares.

    5. APPROVAL OF STOCKHOLDERS. The Plan shall be submitted for approval by stockholders of the Company prior to March 1, 1999. Subscriptions shall be subject to the condition that, prior to such date, the Plan shall be approved by the stockholders of the Company in the manner contemplated by Section 423(b)(2) of the Code and Treasury Regulation Section 1.423-2(c). If not so approved prior to such date, the Plan shall terminate, all subscriptions hereunder shall be canceled and be of no further force and effect, and all Participants shall be entitled to the prompt refund in cash of all sums withheld from and paid by them pursuant to the Plan.

    6. PAYMENT OF PURCHASE PRICE. Except as otherwise specifically provided in the Plan, the Purchase Price of all shares purchased hereunder shall be paid in equal installments (in the currency in which the Participant is paid) through payroll deduction from the Participant's compensation during the applicable Purchase Period, without the right of prepayment. Each installment shall be in an amount (in the currency in which the Participant is paid) calculated as of the Offering Date to be equal to the Maximum Purchase Price multiplied by the number of shares subscribed for divided by twice the number of annual pay periods for such Participant, with appropriate adjustment of future payroll deductions for a Participant whose payroll period changes. A Participant shall pay the amount of any difference between the Purchase Price and the amount so withheld in cash not later than the applicable Purchase Date; there shall be an appropriate reduction in the number of shares to be purchased by a Participant who fails to make such a required payment.

    7. APPLICATION OF FUNDS; PARTICIPANTS' ACCOUNTS. All amounts withheld from and paid by Participants hereunder shall be deposited in the Company's general corporate account to be used for any corporate purposes; provided, however, that the Company shall maintain a separate bookkeeping account for each Participant hereunder reflecting all amounts withheld from and paid by such Participant with respect to each Purchase Period under the Plan. No interest shall be credited to such separate accounts.

    8. ISSUANCE OF SHARES. Shares purchased under the Plan shall, for all purposes, be considered to have been issued, sold and purchased at the close of business on the applicable Purchase Date. Prior to each applicable Purchase Date, no Participant shall have any rights as a holder of any shares covered by a subscription agreement. Promptly after each Purchase Date, the Company shall issue and deliver to the Participant a stock certificate or certificates representing the whole number of shares purchased by him during the Purchase Period ending with such Purchase Date and refund to the Participant in cash any excess amount in his account relating to such Purchase Period. Alternatively, instead of paper stock certificates, the Company may distribute shares in book-entry form, where the Participant is provided with a statement that reflects the number of shares registered electronically in his name on the Company's books. No adjustment shall be made for dividends or for other rights for which the record date is prior to the applicable Purchase Date, except as may otherwise be provided in Section 18; provided, however, that the number of shares to be issued and delivered to a Participant upon a Purchase Date shall be reduced by the number of shares and fractions thereof equal in value, determined as of said Purchase Date, to the amount of any required withholding by the Company of U.S. federal and state taxes from the Participant's income attributable to the purchase of said shares. Notwithstanding the foregoing, shares to be otherwise delivered as aforesaid following a Purchase Date may, at the option of the Company, be held in the possession of the Company for the benefit of a Participant for up to one year following a Purchase Date for the purpose of satisfying U.S. federal and state income tax withholding and reporting obligations of the Company on the income of the Participant attributable to the sale of the purchased shares within said one-year period. In the event purchased shares are so held by the Company, such shares shall be, upon written instruction from the Participant, sold or transferred by gift in accordance with such instructions; provided, however, that in the case of an instruction by the Participant to sell all or a portion of said shares, the Company shall effect the sale for the Participant on the New York Stock Exchange at a discount brokerage rate with the proceeds, less any applicable tax withholding, promptly remitted to the Participant.

    9. RIGHT TO TERMINATE SUBSCRIPTION. Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to terminate his subscription relating to such Offering Period by written notice to the Company and receive a prompt refund in cash of the total amount in his account with respect to the applicable Purchase Period.

    10. RIGHT TO REDUCE NUMBER OF SHARES. Each Participant shall have the right, at any time after the expiration of each Offering Period and prior to the applicable Purchase Date, to make, by written notice to the Company, a one-time-only reduction in the number of shares covered by his subscription agreement relating to such Offering Period (but not below the minimum number of shares provided in Section 4(b)). Upon such reduction of shares, an appropriate reduction shall be made in the Participant's future payroll deductions during the applicable Purchase Period and the excess amount in the Participant's account with respect to such Purchase Period resulting from such reduction shall be promptly refunded to the Participant in cash or, at the option of the Participant, shall be applied in equal amounts against all future installment payments of the Maximum Purchase Price of the reduced number of shares to be purchased during the applicable Purchase Period.

    11. TERMINATION OF EMPLOYMENT. Subject to Section 4(b), upon termination of employment of a Participant for any reason other than retirement, disability or death, including by reason of the sale of the Subsidiary by which the Participant is employed such that the Company or a Subsidiary of the Company no longer owns at least 51 percent of the total combined voting power of all classes of stock of the Subsidiary, a Participant shall have, during the period of three months following his termination date, but prior to the applicable Purchase Date, the right with respect to each Purchase Period for which he has an account under the Plan to elect to receive either a refund in cash of the total amount of his account relating to such Purchase Period or the whole number of shares that can be purchased at the applicable Purchase Price with such amount together with any remaining cash in his account relating to such Purchase Period. Each election must be in writing and delivered to the Company within the aforementioned period. If the Participant elects to receive shares, the Purchase Date shall be the date the Participant's election is delivered to the Company. In the event the Participant does not make a timely election with respect to any Purchase Period for which he has an account under the Plan, he shall be deemed to have elected to receive a cash refund of the amount of his account relating to such Purchase Period.

    12. RETIREMENT; DISABILITY. A Participant who retires or whose employment is terminated by reason of any injury or illness of such a serious nature as to disable the Participant from resuming employment with the Company shall have all of the rights described in Section 11 above and shall have the additional right to elect, in the manner described in Section 11, to prepay in cash in a lump sum the entire unpaid balance of the Purchase Price of the shares covered by his subscription agreement relating to each Purchase Period and to receive such shares. The Purchase Date for this purpose shall be the date on which both the Participant's election and the lump-sum cash payment shall have been delivered to the Company. For purposes of the Plan, a termination of employment at or after age 60 for any reason shall be considered retirement.

    13. DEATH. In the event of the death of a Participant while in the employ of the Company or a Subsidiary and prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to each Purchase Period, or the death of a retired or disabled Participant prior to the exercise of his rights described in Section 12 above, his personal representative shall have, during the period of three months following termination of the Participant's employment, but prior to the applicable Purchase Date, the rights described in Section 12. In the event of the death of a Participant who previously terminated employment by reason other than retirement or disability prior to full payment of the Maximum Purchase Price for the shares covered by his subscription with respect to each Purchase Period and prior to the exercise of his rights described in Section 11, his personal representative shall have the rights described in Section 11.

    14. TERMINATION, RETIREMENT OR DEATH PRIOR TO STOCKHOLDER
APPROVAL. Notwithstanding Sections 11, 12, and 13, if the Plan shall not have been approved by stockholders of the Company as described in Section 5 prior to the time for the exercise of any rights described in Sections 11, 12 or 13, the Participant or his personal representative shall only have, under said Sections, the right to receive a refund in cash of the total amount in his account with respect to each Purchase Period.

    15. TEMPORARY LAYOFF; LEAVES OF ABSENCE. A Participant's installment payments with respect to each Purchase Period shall be suspended during any period of absence from work due to temporary layoff or leave of absence without pay. If such Participant returns to active employment within the applicable Purchase Period, installment payments shall resume and the Participant shall be entitled to elect either to make up the deficiency in his account with respect to such Purchase Period immediately with a lump-sum cash payment, or to have future installments with respect to such Purchase Period uniformly increased to make up the deficiency, or to have an appropriate reduction made in the number of shares covered by his subscription agreement with respect to such Purchase Period to eliminate the deficiency. The election (together with the lump-sum cash payment, if applicable) must be delivered to the Company within 10 days of the Participant's return to active employment but prior to the applicable Purchase Date. If the Participant fails to make a timely election, the appropriate reduction of shares shall be made in accordance with the above. If the Participant does not return to active employment within the applicable Purchase Period, he shall have the right to elect to receive either a refund in cash of the total amount of his account with respect to such Purchase Period or the whole number of shares which can be purchased at the applicable Purchase Price with such amount together with any remaining cash in his account with respect to the Purchase Period. The election must be in writing and delivered to the Company prior to, and shall be effective as of, the applicable Purchase Date. In the event the Participant does not make a timely election with respect to any Purchase Period, he shall be deemed to have elected to receive the cash refund with respect to that Purchase Period.

    16. INSUFFICIENCY OF COMPENSATION. In the event that for any payroll period, for reasons other than termination of employment for any reason, temporary layoff or leave of absence without pay, a Participant's compensation (after all other proper deductions from his compensation) becomes insufficient to permit the full withholding of his installment payment, the Participant may pay the deficiency in cash when it becomes due. In the event that, in a subsequent payroll period, the Participant's compensation becomes sufficient to make the full installment payment and there still remains a deficiency in his account, the deficiency must then be eliminated through the election of one of the alternatives described in Section 15. The Participant must deliver his election to the Company within 10 days of the end of such subsequent payroll period but prior to the applicable Purchase Date. In the event that on the applicable

Purchase Date there remains a deficiency in such a Participant's account or, in the event a Participant described above fails to make a timely election, the appropriate reduction of shares shall be made in accordance with Section 15.

    17. INTEREST. Any person who becomes entitled to receive any amount of cash refund from any account maintained for him pursuant to any provision of the Plan shall be entitled to receive in cash, at the same time, simple interest on the amount of such refund at the rate of 5 percent per annum. Any refund shall be deemed to be made from the most recent payment or payments made by the Participant pursuant to the Plan.

    18. EFFECT OF CERTAIN STOCK TRANSACTIONS. If at any time prior to the second Purchase Date the Company shall effect a subdivision of shares of Common Stock or other increase (by stock dividend or otherwise) of the number of shares of Common Stock outstanding, without the receipt of consideration by the Company or another corporation in which it is financially interested and otherwise than in discharge of the Company's obligation to make further payment for assets theretofore acquired by it or such other corporation or upon conversion of stock or other securities issued for consideration, or shall reduce the number of shares of Common Stock outstanding by a consolidation of shares, then (a) in the event of such an increase in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to Participants' subscription agreements shall be proportionately increased and the Maximum Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately reduced and (b) in the event of such a reduction in the number of such shares outstanding, the number of shares then remaining subject to the Plan and the number of shares of Common Stock then subject to subscription agreements shall be proportionately reduced and the Maximum Purchase Price and the Purchase Price per share for each Purchase Period affected by such event shall be proportionately increased. Except as provided in this Section 18, no adjustment shall be made under the Plan or any subscription agreement by reason of any dividend or other distribution declared or paid by the Company.

    19. MERGER, CONSOLIDATION, LIQUIDATION OR DISSOLUTION. In the event of any merger or consolidation of which the Company is not to be the survivor (or in which the Company is the survivor but becomes a subsidiary of another corporation), or the liquidation or dissolution of the Company, each Participant shall have the right immediately prior to such event to elect to receive the number of whole shares that can be purchased at the Purchase Price applicable to each Purchase Period with respect to which such Participant has subscribed for purchase of Common Stock with the full amount that has been withheld from and paid by him pursuant to the subscription agreement relating to such Purchase Period, together with any remaining excess cash in his account relating to such Purchase Period. If such election is not made with respect to the amount in a Participant's account for any Purchase Period, the Participant's subscription agreement shall terminate and he shall receive a prompt refund in cash of the total amount in such account.

    20. LIMITATION ON RIGHT TO PURCHASE. Notwithstanding any provision of the Plan to the contrary, if at any time a Participant is entitled to purchase shares of Common Stock on a Purchase Date, taking into account such Participant's rights, if any, to purchase Common Stock under the Plan and all other stock purchase plans of the Company and of other corporations that constitute parent or subsidiary corporations of the Company within the meaning of Sections 425(e) and (f) of the Code, the result would be that, during the then current calendar year, such Participant would have first become entitled to purchase under the Plan and all such other plans a number of shares of Common Stock of the Company that would exceed the maximum number of shares permitted by the provisions of Section 423(b)(8) of the Code, then the number of shares that such Participant shall be entitled to purchase pursuant to the Plan on such Purchase Date shall be reduced by the number that is one more than the number of shares that represents the excess, and any excess amount in his account resulting from such reduction shall be promptly refunded to him in cash.

    21. NON-ASSIGNABILITY. None of the rights of an Eligible Employee under the Plan or any subscription agreement entered into pursuant hereto shall be transferable by such Eligible Employee otherwise than by will or the laws of descent and distribution, and during the lifetime of an Eligible Employee such rights shall be exercisable only by him.

    22. SHARES NOT PURCHASED. Shares of Common Stock subject to the Plan that are not subscribed for during the First Offering Period and shares subscribed for pursuant to the First Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall remain subject to and reserved for use in connection with the Second Offering Period. Shares of Common Stock subject to the Plan that are not subscribed for during the Second Offering Period and shares subscribed for during the Second Offering Period that thereafter cease to be subject to any subscription agreement hereunder shall be free from reservation for use in connection with the Plan.

    23. CONSTRUCTION; ADMINISTRATION. All questions with respect to the construction and application of the Plan and subscription agreements thereunder and the administration of the Plan shall be settled by the determination of the Board of Directors or of one or more other persons designated by it, which determinations shall be final, binding and conclusive on the Company and all employees and other persons. All Eligible Employees shall have the same rights and privileges under the Plan. The Purchase Price, the Maximum Purchase Price, and the amount in each Participant's account shall be denominated in United States dollars and amounts received from or paid to any Participant in any other currency shall be converted into United States dollars at the exchange rate in effect on the date of receipt or payment.

    24. TERMINATION OR AMENDMENT. The Plan may be terminated or amended in any way by the Board of Directors at any time prior to approval of the Plan by the stockholders of the Company pursuant to Section 5. Subsequent to such approval of the Plan by the stockholders of the Company, the Plan may be amended by the Board of Directors, provided that no such amendment shall (a) adversely affect the rights of employees under subscription agreements theretofore entered into pursuant to the Plan or (b) increase the maximum number of shares of Common Stock offered under the Plan or decrease the price per share, except pursuant to
Section 18.

                            LOUISIANA-PACIFIC CORPORATION
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                            FOR ANNUAL MEETING MAY 4, 1998


     The undersigned hereby constitutes and appoints Archie W. Dunham,
P    Bonnie G. Hill, and Mark A. Suwyn, and each of them, his true and
R    lawful agents and proxies, each with full power of substitution, to
O    represent and vote the common stock of Louisiana-Pacific Corporation
X    ("L-P"), which the undersigned may be entitled to vote at the Annual
Y Meeting of L-P stockholders to be held May 4, 1998, or at any adjournment thereof.



     Nominees for Election as Directors:

     John W. Barter, William C. Brooks, Patrick F. McCartan, Lee C. Simpson





     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. BY SIGNING ON THE REVERSE, YOU ACKNOWLEDGE RECEIPT OF THE 1998 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND ACCOMPANYING PROXY STATEMENT AND REVOKE ALL PROXIES HERETOFORE GIVEN BY YOU TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.

                                                                ----------------
                                                                SEE REVERSE SIDE
                                                                ----------------

--------------------------------------------------------------------------------
               * DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET *

                                   ADMISSION TICKET

[Logo]
LOUISIANA-PACIFIC CORPORATION
111 S.W. Fifth Avenue
Portland, Oregon 97204
(503) 221-0800


                     "We have a new, more responsive structure.

                         We have the right people in place.

                    We have exciting new products in the field.

                       Our six basic strategies are working.

             Now it's up to us to execute them for profitable growth."

                                                  -- Mark A. Suwyn

                                                     Chairman and CEO

/X/   PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.


This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR proposal 2 and AGAINST proposal 3.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.


                                                     FOR         WITHHELD
1. Election of Directors (see reverse)               / /           / /


FOR all nominees except as marked to the contrary below:

--------------------------------------------------------

                                                     FOR    AGAINST    ABSTAIN
2. Approval of 1998 Employee Stock Purchase Plan.    / /      / /       / /


THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSAL 3.



                                                      FOR     AGAINST    ABSTAIN
3. Stockholder proposal, NOT recommended by
   management, relating to director compensation.     / /       / /        / /


If any other matters properly come before the meeting, this proxy will be voted by the proxies named herein in accordance with their best judgment.

------------------------------------------------------------------
I/we plan to attend the Annual Meeting (Admission Ticket attached)    / /
------------------------------------------------------------------

SIGNATURE(S)                                           DATE
            ------------------------------------------      -------------------
NOTE: Please sign exactly as your name appears hereon. If signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign.
--------------------------------------------------------------------------------
              * DETACH AND RETURN PROXY CARD; RETAIN ADMISSION TICKET *

[Logo]
LOUISIANA-PACIFIC CORPORATION
111 S.W. Fifth Avenue
Portland, Oregon 97204
(503) 221-0800

                                                Annual Meeting of Stockholders
                                                           May 4, 1998
                                                        ADMISSION TICKET


The Annual Meeting of Stockholders of Louisiana-Pacific Corporation will be held at 9:30 a.m. on May 4, 1998, at The Benson Hotel, 309 S.W. Broadway, Portland, Oregon 97204. Public transportation to the hotel is available from the airport, and there is ample public parking in the vicinity of the hotel.

Your voted proxy card should be detached and returned as soon as possible in the enclosed postpaid envelope. If you plan to attend the Annual Meeting, please mark the attendance box on the proxy card, and retain this Admission Ticket. The use of admission tickets expedites registration of stockholders at the Annual Meeting and is helpful to us in making arrangements for the meeting.

On May 4, 1998, please present this Admission Ticket to the Louisiana-Pacific representative at the entrance to the Annual Meeting.


                                                   --Anton C. Kirchhof
                                                     Secretary